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                                                                    EXHIBIT 11.2

                            DF CHINA TECHNOLOGY INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

OUR MISSION:

Create value for shareholders through energy and selected chemical businesses.

OUR VISION:

To be an innovative, respected company, recognized as outstanding by employees, investors, customers and the public; and to be the standard by which other businesses are measured.

OUR BELIEFS:

-     Respect for the individual

-     Ethical business dealings

-     Safe working practices

-     Responsible corporate citizenship

-     Responsible care for the environment

-     Continuous improvement

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                                    Contents

Chairman's Message                                               1
Introduction                                                     2
DF China Technology Hotline                                      2
Responsibility for the Code of Business Conduct and Ethics       3
Compliance With the Law                                          3
  - Insider Trading                                              3
  - Accounting and Auditing Matters                              4
  - Foreign Corrupt Practices Act                                4
  - Export Control Laws                                          4
Conflicts of Interest                                            4
  - Gifts and Entertainment                                      4
  - Outside Activities and Corporate Opportunities               5
  - Use of Company Assets                                        5
  - Loans and Guarantees                                         6
Company Information                                              6
Fair Dealing                                                     6
Protection and Proper Use of Company Assets                      6
Safety, Health and Environment                                   6
Drugs, Alcohol, Firearms and Other Prohibited Items              7
Equal Employment Opportunity                                     7
Electronic Information and Images                                7
Honesty in Reporting                                             7
Business Expense Reporting                                       7
International Political Activity                                 8
Violations of the Code of Business Conduct and Ethics            8
Waivers of the Code of Business Conduct and Ethics               8
Acknowledgment                                                   9

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                               Chairman's Message

Dear Fellow Employee:

DF China Technology's reputation is a valuable asset. It must be protected by each of us through our ongoing commitment to legal compliance and high ethical standards in our daily business activities around the world.

While compliance with the law forms the cornerstone of the DF China Technology Code of Business Conduct and Ethics, the company further expects employees to avoid any unethical business activity even if no laws are violated. Our conduct must always be based on honesty, respect, integrity and responsibility. These principles are an integral part of our company's fundamental beliefs.

I encourage you to read carefully the pages that follow. Compliance with the Code of Business Conduct and Ethics is a condition of employment, and violations could result in strong disciplinary action, including discharge. If you have questions or concerns, discuss them with your supervisor or manager or call the DF China Technology Hotline when appropriate. Adherence to the code at all times will ensure that our company continues to operate as a good corporate citizen and as an honest and fair business competitor.

Dr. Frank Di
   Chairman and Chief Executive Officer

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INTRODUCTION

DF China Technology is committed to complying with all applicable laws and putting ethics into action every day. Contractors and agents are expected to maintain the same high ethical standards in dealings with or on behalf of the company,

The company has adopted the DF China Technology Code of Business Conduct and Ethics to help deter wrongdoing and to promote:

-     Honest and ethical conduct

-     Avoidance of conflicts of interest

-     Complete and timely public disclosure by the company

-     Compliance with laws, rules and regulations

-     Prompt internal reporting of violations of this code

-     Accountability for adherence to this code

Where permitted by applicable local law, regulations, and labor and employment agreements, the Code of Business Conduct and Ethics applies to all employees, officers and directors of the majority owned and wholly owned subsidiaries and affiliates of DF China Technology Corporation. It is the obligation of every employee, officer and director to support and follow these guidelines and to report violations of this code to the appropriate person.

The Code of Business Conduct and Ethics is designed as a quick reference regarding various elements of ethical business conduct and responsible behavior. The standards discussed in this booklet are neither all-inclusive nor do they replace corporate policies, which every employee must be familiar with and follow. Although the Code of Business Conduct and Ethics discusses areas of legal and ethical business conduct, certain DF China Technology corporate policies contain an expanded discussion of legal and ethical issues. Those policies should be reviewed by persons whose duties are affected by such policies. Copies of all corporate policies can be obtained from supervisors or the DF China Technology intranet.

DF CHINA TECHNOLOGY HOTLINE

Suspected violations of the Code of Business Conduct and Ethics usually should be reported to a supervisor or manager or the Audit Committee. However, there are times when reporting suspected violations to such persons may not be practicable. You may wish to report a suspected violation of the code anonymously and confidentially. This may be the case when the report is of a suspected violation of this code by your supervisor. An anonymous, confidential report also may be appropriate when raising concerns about accounting, internal accounting controls or auditing matters or to report a concern to non-management directors. If you feel more comfortable making a statement confidentially and anonymously for these or other reasons, you should consider using the DF China Technology Hotline.

Any report made to the DF China Technology Hotline is confidential and anonymous, according

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to the caller's preference. All hotline reports are reviewed and, where appropriate, actions are taken to address concerns raised in the report. In addition, the general counsel will report to the Audit Committee of the Board of Directors any hotline complaints regarding accounting, internal accounting controls or auditing matters and will inform non-management directors of hotline reports that are intended for non-management directors. You are encouraged to use the DF China Technology Hotline whenever there is an issue you want to report anonymously and in confidence.

RESPONSIBILITY FOR THE CODE OF BUSINESS CONDUCT AND ETHICS

ALL EMPLOYEES, OFFICERS AND DIRECTORS are responsible for reading and understanding the Code of Business Conduct and Ethics, for being aware of situations that could lead to illegal or unethical actions, and for avoiding, preventing and reporting such behavior.

SUPERVISORS/MANAGERS are responsible for reviewing annually the Code of Business Conduct and Ethics with employees working under their supervision and for maintaining a work environment that promotes open communication regarding legal and ethical problems and concerns. In addition, supervisors/managers should know what resources are available to assist in the resolution of ethics questions.

THE CHIEF FINANCIAL OFFICER is responsible for protecting company assets and for providing information concerning financial authority levels. The Chief Financial Officer is also responsible for providing direct, confidential counsel regarding financial matters.

THE CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY are responsible for investigating suspected and detected violations of the law and of the Code of Business Conduct and Ethics, for maintaining the DF China Technology Hotline, and for reporting Hotline activity to the appropriate executives and to the Audit Committee of the Board of Directors and non-management directors, when appropriate.

                             COMPLIANCE WITH THE LAW

Company employees are expected to comply with the laws, rules and regulations governing DF China Technology's operations around the world. Questions and concerns about legal compliance and any information about a suspected or actual violation of any applicable law, rule or regulation should be reported promptly to the general counsel or, at the option of the reporting person, confidentially and anonymously to the DF China Technology Hotline. Certain laws with broad applicability are summarized below:

-     INSIDER TRADING

      A person may have "inside information" about matters such as significant contracts, major litigation, potential sales or acquisitions, financial results or forecasts, or confidential plans or activities. This information must remain strictly confidential until released to the public. Such information is never to be used for personal gain or advantage. In particular, use of

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      confidential information in dealing with company securities (or other securities likely to be affected by such information) may violate U.S. or other state securities laws, including rules adopted by the U. S. Securities and Exchange Commission. Civil and criminal penalties could result for anyone who uses or shares inside information.

-     ACCOUNTING AND AUDITING MATTERS

      Persons whose responsibilities include accounting, internal accounting controls and auditing matters should familiarize themselves with the laws, regulations, ethical standards and internal procedures applicable to the company's accounting and auditing process. Such persons must fulfill their accounting and auditing responsibilities in conformance with such laws, regulations, standards and procedures.

-     FOREIGN CORRUPT PRACTICES ACT

      The U.S. Foreign Corrupt Practices Act of 1977 requires that publicly held companies like DF China Technology maintain and keep records and accounts that fairly and accurately present their activities and transactions.

      Other countries have similar laws. It is company policy to present financial statements in accordance with generally accepted accounting principles. No secret or unrecorded fund may be established or maintained, and no false entries may be made on company books or records.

-     EXPORT CONTROL LAWS

      Export control laws, regulations and policies impose restrictions on the export and re-export of certain products, software, services and technologies for reasons such as national security and foreign policy. Company policy requires that all DF China Technology personnel comply with the export control laws.

                              CONFLICTS OF INTEREST

It is not appropriate to gain personally, directly or indirectly, in ways that conflict with the company's interests. A conflict of interest may arise when someone takes actions or has interests that may make it difficult to perform his or her duties objectively and effectively or when such person or a family member receives improper personal benefits as a result of his or her position at the company. Situations that may appear to conflict with the interests of the company also should be avoided. Questions about such situations should be referred to a supervisor or the Chief Financial Officer or Corporate Secretary.

Some conflict-of-interest issues are discussed below

-     GIFTS AND ENTERTAINMENT

      It is not appropriate to give, solicit or accept gifts, services, benefits or unusual hospitality from customers or suppliers that might improperly influence or appear to improperly influence conduct in representing the company. Gifts and entertainment may be exchanged at a level that does not exceed customary courtesies extended in accordance with ethical

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      business practices. Gifts and entertainment provided to government employees to improperly influence their actions are prohibited.

      The following criteria should be used to evaluate the propriety of gifts:

-     Is it a violation of law, regulation or policy of either party's employer?

-     Is it consistent with accepted business practice?

- Could it appear to be a bribe or payment to influence the business judgment of the recipient?

-     Is it reasonable in cost, amount, quantity, frequency and form?

-     Is it ethically acceptable?

-     Would public disclosure embarrass you or the company?

OUTSIDE ACTIVITIES AND CORPORATE OPPORTUNITIES

      It is inappropriate to participate in outside business or personal activities that conflict with company interests. This includes participation in any business activity that would improperly compete with the company or improperly benefit from a relationship with the company. Likewise, it is not appropriate to take personal advantage of business opportunities that could be made available to the company, except with the written approval of the general counsel after the opportunity is first considered by and declined by the company. The interests of the company must be advanced when the opportunity to do so arises from an opportunity that has not been first considered by and declined by the company. When there is doubt about whether an investment improperly competes with the company or results from a corporate opportunity, the general counsel or designee should be consulted.

      DF China Technology employees are encouraged to work with civic, charitable and professional groups. When participating in such activities, employees should clarify that they are expressing their individual views and not the views of the company. Questions about potential conflicts of interest involving participation in civic, charitable and professional groups should be referred to a supervisor or the Chief Financial Officer or Corporate Secretary.

-     USE OF COMPANY ASSETS

      Company facilities, equipment, materials and other assets exist for business purposes. It is understood that occasional incidental use of company assets for personal reasons may occur. Such incidental personal use of company assets should not interfere with or detract from the company's business purposes or individual job performance. In addition, use of company information in a manner contrary to the company's interests, whether or not the company suffers any direct loss, is considered a conflict of interest.

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-     LOANS AND GUARANTEES

      Loans by the company to employees, officers or directors, or guarantees by the company of obligations of employees, officers or directors that are incurred for personal reasons may present conflicts of interest if such loans or guarantees are made outside the ordinary course of the company's business or for improper purposes. Such loans and guarantees are prohibited by U. S. securities law in the case of executive officers and directors.

      Conflicts of interest should be avoided. Possible conflicts of interest should be reported to and discussed with a supervisor or the Chief Financial Officer or Corporate Secretary.

                               COMPANY INFORMATION

The confidentiality of information entrusted to DF China Technology personnel by the company or its customers must be protected. Any release of sensitive or confidential company information to the public must be approved by and coordinated with the Chief Financial Officer or Corporate Secretary.

Employee information, including references, may be released outside the company only by an authorized executive director. Breaches of confidentiality should be reported to a supervisor, the Chief Financial Officer or the Corporate Secretary.

The duty to preserve confidential and proprietary information continues after a person no longer works for or is associated with the company.

                                  FAIR DEALING

It is company policy to deal fairly and honestly with customers, suppliers, competitors and employees. It is not appropriate to take unfair advantage of anyone through manipulation, concealment, improper use of privileged information, misrepresentation of material facts or any other unfair dealing. If you have reason to believe that a person is engaged in unfair dealing, contact a supervisor, the Chief Financial Officer or the Corporate Secretary .

                   PROTECTION AND PROPER USE OF COMPANY ASSETS

Company assets should be used effectively and efficiently and should be protected against theft, loss or misuse. Company assets include cash, land, buildings, equipment and inventory as well as business plans, inventions, electronic data and company records.

                         SAFETY, HEALTH AND ENVIRONMENT

The safety and health of employees, contractors, customers and the public and protection of the environment are priorities in all company activities. All DF China Technology personnel must take daily responsibility for a work environment that meets the company's safety, health and environmental guidelines and complies with applicable laws, including all reporting requirements. Violence in the workplace involving DF China Technology personnel, contract

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and temporary workers, or anyone else on DF China Technology property will not be tolerated.

               DRUGS, ALCOHOL, FIREARMS AND OTHER PROHIBITED ITEMS

Drug and alcohol abuse can seriously jeopardize safety health and job performance and may involve criminal conduct. Where appropriate and permitted by applicable local law, regulations, and employment agreements, the company may adopt drug and alcohol testing programs to help ensure a safe work environment. Firearms, explosives and other dangerous items and substances are strictly prohibited on DF China Technology property unless specifically authorized by the company.

                          EQUAL EMPLOYMENT OPPORTUNITY

Respect for the dignity of each individual is the foundation of DF China Technology's Equal Employment Opportunity Policy. The company recognizes and values the unique contributions a diverse workforce can make toward achieving DF China Technology's business goals. All DF China Technology personnel must support the company's commitment to providing a work environment free of discrimination, harassment, intimidation or coercion based on age, race, color, sex, religion, disability or national origin.

                        ELECTRONIC INFORMATION AND IMAGES

All company assets, including personal computers and electronic information, are intended for business use and remain company property. It is understood that occasional incidental use of company assets for personal reasons may occur. Such incidental personal use of company assets should not interfere with or detract from the company's business purposes. Company computer resources may not be used to access, initiate or display inappropriate or offensive materials that may violate the company's Equal Employment Opportunity Policy and commitment to providing a workplace free of harassment based on age, race, color, sex, disability or national origin. Software license agreements and copyright laws also control use of company assets. The company may monitor use of company assets at any time to ensure that such usage is appropriate and is consistent with company policies.

                              HONESTY IN REPORTING

It is company policy that filings with the U.S. Securities and Exchange Commission and other public communications by the company contain information that is full, fair, accurate, complete, objective, timely and understandable. All DF China Technology personnel who supply information for these purposes must comply with this policy.

                           BUSINESS EXPENSE REPORTING

DF China Technology pays the cost of reasonable and necessary travel and other expenses incurred in the conduct of company business. All expense reports should be prepared properly and accurately and submitted on time. Supervisors are responsible for careful review of expense reports submitted for their approval.

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                        INTERNATIONAL POLITICAL ACTIVITY

The company is committed to meeting high ethical standards in its foreign operations. This includes treating everyone fairly and with respect, maintaining a safe and healthful workplace, and improving the quality of life wherever DF China Technology does business. It also means conducting business in a way that generates pride in persons associated with DF China Technology and respect from the world community.

              VIOLATIONS OF THE CODE OF BUSINESS CONDUCT AND Ethics

Violations of the Code of Business Conduct and Ethics are serious offenses that may result in disciplinary action, including reprimand, warnings, suspension, demotion, salary reduction, restitution and/or discharge. In addition, violations of the law may result in fines, penalties or other legal action, including imprisonment. A DF China Technology employee who knowingly makes false accusations of misconduct or takes action in retaliation against a person who has in good faith raised a question or concern about compliance with the Code of Business Conduct and Ethics may be subject to similar disciplinary action.

               WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

A request for a waiver of any standard in this Code of Business Conduct and Ethics involving an employee may be granted only by the responsible unit head, and the waiver must be approved in advance by the Board of Directors or a committee thereof. A waiver involving an executive officer or director of DF China Technology may be granted only by the company's Board of Directors or a designated committee of the Board. All waivers granted to executive officers and directors must be disclosed to the company's shareholders. The company generally will not grant such waivers and will make exceptions only for good cause.

June 2004

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                                 ACKNOWLEDGMENT

This is to acknowledge receipt and understanding of the DF China Technology Code of Business Conduct and Ethics, dated June 2004. I understand that violations of this code may result in disciplinary action, up to and including discharge, as well as possible legal action or penalties.

_________________________________
       Name (please print)

_________________________________
           Signature

Date: ___________________________

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